Exhibit 23.1

CONSENT OF INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of KMG Chemicals, Inc. (the “Company”) on Form S-3 to be filed with the Securities and Exchange Commission on July 5, 2007, of our report dated October 20, 2006, with respect to the financial statements and financial statement schedule of KMG Chemicals, Inc. as of July 31, 2006 and 2005, and for each of the years then ended, included in the Company’s Annual Report (Form 10-K) for the year ended July 31, 2006.  We also consent to the reference to our firm under the caption “Experts”in such Registration Statement.

/s/ UHY LLP

UHY LLP.

Houston, Texas

July 5, 2007